Exhibit 23.1
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in A.M. Castle & Co.’s Registration Statements Nos. 33-30545, 33-37818, 333-118030, and 333-118031 on Form S-8 and Registration Statements Nos. 333-87254, 333-106709 and 333-02519 on Form S-3 of our report dated November 6, 2006 related to the financial statements of Transtar Intermediate Holdings #2, Inc. as of and for the years ended December 31, 2005 and 2004 appearing in this Current Report on Form 8-K/A of A.M. Castle & Co.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
November 6, 2006